As filed with the Securities and Exchange Commission on April 18, 2016

Registration No. 333-189184

Registration No. 333-167043

Registration No. 333-129632

Registration No. 333-105081

Registration No. 333-87996

Registration No. 333-67033

Registration No. 333-27461

Registration No. 333-27459

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-189184

Form S-8 Registration Statement No. 333-167043

Form S-8 Registration Statement No. 333-129632

Form S-8 Registration Statement No. 333-105081

Form S-8 Registration Statement No. 333-87996

Form S-8 Registration Statement No. 333-67033

Form S-8 Registration Statement No. 333-27461

Form S-8 Registration Statement No. 333-27459

UNDER

THE SECURITIES ACT OF 1933

JARDEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	35-1828377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

Jarden Corporation 2013 Stock Incentive Plan

Jarden Corporation 2013 Employee Stock Purchase Plan

Jarden Corporation 2010 Employee Stock Purchase Plan

Jarden Corporation Amended and Restated 2003 Stock Incentive Plan

Jarden Corporation 2003 Stock Incentive Plan

Jarden Corporation 2003 Employee Stock Purchase Plan

Alltrista Corporation 2001 Stock Option Plan

Alltrista Corporation 1998 Long-Term Equity Incentive Plan

Alltrista Corporation 1996 Stock Option Plan for Nonemployee Directors

Alltrista Corporation 1996 Employee Stock Purchase Plan

(Full title of the plan)

Bradford R. Turner, Esq.

Chief Legal Officer and Corporate Secretary

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Name and address of agent for service)

(770) 418-7000

(Telephone number, including area code, of agent for service)

Copies to:

Joel T. May, Esq.

Jones Day

1420 Peachtree Street

Atlanta, GA 30309

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post Effective Amendment” and, collectively, the “Post Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Jarden Corporation (“Jarden”) with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-189184 registering (i) 6,888,012 shares of common stock, $0.01 par value per share, of Jarden (“Common Stock”) for issuance under the Jarden Corporation 2013 Stock Incentive Plan and (ii) 2,250,000 shares of Common Stock for issuance under the Jarden Corporation 2013 Employee Stock Purchase Plan;

•	File No. 333-167043 registering 1,500,000 shares of Common Stock for issuance under the Jarden Corporation 2010 Employee Stock Purchase Plan;

•	File No. 333-129632 registering 10,500,000 shares of Common Stock for issuance under the Jarden Corporation Amended and Restated 2003 Stock Incentive Stock Plan;

•	File No. 333-105081 registering (i) 2,000,000 shares of Common Stock for issuance under the Jarden Corporation 2003 Stock Incentive Plan and (ii) 300,000 shares of Common Stock for issuance under the Jarden Corporation 2003 Employee Stock Purchase Plan;

•	File No. 333-87996 registering (i) 650,000 shares of Common Stock for issuance under the Alltrista Corporation 1998 Long-Term Equity Incentive Plan (the “1998 Plan”) and (ii) 650,000 shares of Common Stock for issuance under the Alltrista Corporation 2001 Stock Option Plan;

•	File No. 333-67033 registering 300,000 shares of Common Stock for issuance under the 1998 Plan;

•	File No. 333-27461 registering 30,000 shares of Common Stock for issuance under the Alltrista Corporation 1996 Stock Option Plan; and

•	File No. 333-27459 registering 400,000 shares of Common Stock for issuance under the Alltrista Corporation 1996 Employee Stock Purchase Plan.

On April 15, 2016, pursuant to an Agreement and Plan of Merger, dated as of December 13, 2015, by and among Newell Rubbermaid Inc. (“Newell”), Jarden, NCPF Acquisition Corp. I, a Delaware corporation and a wholly-owned subsidiary of Newell, and NCPF Acquisition Corp. II, a Delaware corporation and a wholly-owned subsidiary of Newell, Jarden became a direct wholly-owned subsidiary of Newell as a result of a series of merger transactions (the “Acquisition”).

As a result of the Acquisition, Jarden has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Jarden in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Jarden hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 18, 2016.

JARDEN CORPORATION

By:	/s/ Bradford R. Turner
	Name:	Bradford R. Turner
	Title:	Chief Legal Officer and Corporate Secretary

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.